UNITED STATES
                        SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 31, 2004


                               BAYMONT CORPORATION
                               -------------------
             (Exact name of registrant as specified in its charter)

          Nevada                    000-49996                   71-0867612
          ------                    ---------                  ------------
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)

                           200-4170 Still Creek Drive
                          Burnaby, B.C., Canada V5C 6C6
                    (Address of principal executive offices)

                                  604-299-6600
              (Registrant's telephone number, including area code)


                                 ---------------
         (Former name or former address, if changed since last report.)


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Item 5.  Other Events and Regulation FD Disclosure.

         Pursuant to a Board resolution dated March 31, 2004, each of the two directors of Baymont Corporation (the "Registrant"), returned 15,000,000 shares of common stock of the Registrant to the Registrant. These shares represent 83.33% (15,000,000 of the 18,000,000 shares) of the shares Gregory Crowe and Donald Neal purchased from the former officer and director of the Registrant on February 10, 2004. It is customary for a mining exploration company to acquire properties with the issuance of stock. This is an option which the stockholders/directors consider not only feasible and reasonable, but one of the only practicable methods for the company to acquire property in light of the company's current financial condition. The stockholders/directors determined that they would prefer to dilute their personal equity interests in the company now rather than have the stockholders incur significant dilution in the future when, and if, a potential seller feels that the directors of the company have too significant of an equity interest.

         As a result of the cancellation of the 30,000,000 shares, the Registrant has 23,914,278 shares of common stock issued and outstanding as of the date hereof. The percent ownership of Messrs. Crowe and Neal decreased from 33.39% to 12.54% of the issued and outstanding capital of the Registrant.

         On March 31, 2004, the Registrant filed with the Secretary of State of the State of Nevada the amended articles of incorporation, and changed the company name from Baymont Corporation to American Goldfields Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Baymont Corporation
                                      (Registrant)

                                      By: /s/ Donald Neal
                                      Donald Neal, Chief Executive and Financial
                                      Officer, Treasurer and Secretary

Date:  March 31, 2004